Exhibit 99.1

Tri-State Board of Directors approves 2024 budget, wholesale rate design
• Tri-State's wholesale rate includes recovery of all costs to deliver reliable, affordable and responsible power into members’ distribution systems.
•After more than seven years of flat and lower wholesale rates, Tri-State's board approves a 6.36% wholesale rate increase.
•Tri-State's wholesale rates remain competitive and have only increased a net of 1.4% since 2017, even with the proposed 2024 wholesale rate increase.

(May 31, 2024 – Westminster, Colo.) In support of reliably serving the needs of its members, continuing its energy transition and maintaining a strong financial position, Tri-State Generation and Transmission Association today filed a new formulary wholesale rate with the Federal Energy Regulatory Commission (FERC).
Tri-State’s “Class A” wholesale rate recovers all of the costs to deliver a reliable, affordable and increasingly clean supply of power into members’ distribution systems, including energy, capacity, transmission and ancillary services, and a wide range of other products and services.
“Any wholesale rate increase is heavily scrutinized by Tri-State's management and our board, representing our membership,” said Duane Highley, Tri-State’s chief executive officer. “Our wholesale rates provide Tri-State the financial agility to continue to serve reliable, competitively priced power, while advancing our energy transition.”
Tri-State's wholesale rates have remained remarkably stable, even as other electric utilities in the region have sharply raised rates, which allows Tri-State's membership to deliver increasingly competitive retail electricity rates to rural communities. After more than seven years without a wholesale rate increase, and a 4% decrease in wholesale rates in 2021-2022, the filing includes a 6.36% increase in Tri-State's average wholesale rate, to be effective July 1, 2024, or later.
The new wholesale rate reflects a net increase of 1.4% from the actual average Class A wholesale rate paid by members in 2017 to the 2024 budgeted average Class A wholesale rate, which is approximately 0.2% annualized. The wholesale rate increase is significantly below the rate of inflation over the seven and one-half-year period.
The new wholesale rate maintains Tri-State’s postage stamp rate, with the same rate components for all members, and incorporates a new formulary rate, which can be adjusted annually based on the budgets approved by Tri-State’s board, including an annual true-up mechanism. The filing addresses several non-cost recovery issues raised by FERC in response to Tri-State's previous wholesale rate filing, and further unbundles rate components for ancillary services and provides support for rolled-in rate treatment, including across the Eastern and Western interconnections. The wholesale rate design incorporates FERC wholesale rate design principles, while also reflecting Tri-State’s unique position as a not-for-profit cooperative power supplier.
Tri-State’s energy transition includes an additional 595 megawatts (MW) of solar power in 2024 and 2025, resulting in 50% of the energy consumed by its members coming from renewable resources. Tri-State's 2023 Electric Resource Plan preferred plan includes 1,250 MW of new renewables and energy storage through 2031, resulting in 70% of the energy consumed by its members coming from renewable resources in 2030. In Colorado, Tri-State is targeting an 89% reduction of its greenhouse gas emissions by 2030, relative to a 2005 baseline, and a 55% greenhouse gas emissions reduction system-wide in 2030.

About Tri-State
Tri-State is a power supply cooperative of 45 members, operating on a not-for-profit basis, including 42 utility electric distribution cooperative and public power district members in four states that together deliver reliable, affordable and responsible power to more than a million electricity consumers across nearly 200,000 square miles of the West. For more information about Tri-State, visit www.tristate.coop.

Contact:
Lee Boughey, 303-254-3555, lboughey@tristategt.org
Mark Stutz, 303-254-3183, mstutz@tristategt.org

Certain information contained in this press statement are forward-looking statements including statements concerning Tri-State’s plans, future events, and other information that is not historical information. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described from time to time in Tri-State’s filings with the Securities and Exchange Commission. Tri-State’s expectations and beliefs are expressed in good faith, and Tri-State believes there is a reasonable basis for them. However, Tri-State cannot assure you that management’s expectations and beliefs will be achieved. There are a number of risks, uncertainties and other important factors that could cause actual results to differ materially from the forward-looking statements contained herein.
2